Exhibit 10.126

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of July 2, 2007 (the “Effective Date”), between VCampus Corporation, a corporation organized and existing under the laws of the State of Delaware (“VCampus”) and James H.R. Brady (“Brady”).

WHEREAS, VCampus desires to employ Brady and Brady desires to accept such employment on the terms and conditions hereinafter set forth; and

WHEREAS, the parties hereby acknowledge that the goodwill, continued patronage, names, addresses and specific business requirements of VCampus’ clients and customers, and the designs, procedures, systems, strategies, business methods and know-how of VCampus, having been acquired through VCampus’ efforts and the expenditure of considerable time and money, are among the principal assets of VCampus; and

WHEREAS, the parties hereby acknowledge that as a result of the position(s) in which Brady will be employed, Brady will develop special skills and knowledge peculiar to VCampus’ business, whereby he will become, through his employment with VCampus, acquainted with the identities of the clients and customers of VCampus, and will acquire access to the techniques of VCampus in carrying on its business, as well as other confidential and proprietary information; and

WHEREAS, the parties hereto acknowledge that the Covenants set forth in Section 8 of this Agreement are necessary for the reasonable and proper protection of VCampus’ confidential and proprietary information (as defined in subsection 8(c) herein), customer relationships, and the goodwill of VCampus’ business, and that such Covenants constitute a material portion of the consideration for Brady’s employment hereunder.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Term.  VCampus agrees to employ Brady, and Brady agrees to be employed, initially as Vice President of Finance (from the Effective Date through August 15, 2007) and thereafter as Chief Financial Officer, for a term commencing on the Effective Date and ending one the one year anniversary of such date (hereinafter, the “Initial Term”), unless such employment is sooner terminated as provided herein.

2.               Renewal Terms.  Unless either party provides written notice to the other of its/his intention not to renew the Agreement at least thirty (30) days prior to the expiration of the Initial Term (or the then current renewal term thereof), this Agreement shall be automatically renewed for consecutive additional one (1) year renewal terms, subject to the termination provisions set forth in Section 6 hereof.

3.               Compensation.

(a)          Base Salary.  In consideration of Brady’s services as Chief Financial Officer (or any other capacity in which Brady may be employed by VCampus), VCampus shall pay Brady a minimum annual base salary of Two Hundred and Forty Thousand Dollars  ($240,000.00) per annum (equivalent to $20,000 per month), payable in equal monthly or semi-monthly installments in accordance with VCampus’ normal payroll practices.

(b)         Stock Options.  As approved by the VCampus Board of Directors and upon execution of this Agreement, VCampus agrees to grant Brady an option (intended to qualify as an incentive stock option to the extent permitted by applicable law) to purchase 250,000 shares of VCampus’ common stock pursuant to an Incentive Stock Option Agreement in the form attached hereto as Exhibit B.  The options shall vest in accordance with VCampus’ normal employee vesting schedule over 4 years.

(c)          Bonuses.  Brady shall be eligible to receive performance bonuses, as determined by the Board of Directors of VCampus, based upon the criteria described in Exhibit A attached hereto.  The performance bonuses will be calculated based on calendar year performance and shall be payable during the first quarter following the end of each calendar year covered by the Agreement.  Brady and VCampus agree to negotiate in good faith to determine the performance criteria for any renewal terms under this Agreement to be used for establishing Brady’s potential performance bonus.

4.               Employee Benefits, Vacation.  During the term of this Agreement, Brady shall be eligible to receive and/or participate in all regular employee benefits that are offered by VCampus to its executive employees, including, without limitation, major medical, dental, 401(k) Retirement Plan and long- and short-term disability insurance coverage for Brady.  Except for the specific employee benefits set forth above, VCampus shall have no obligation to provide Brady with life insurance, car allowance, memberships or any other similar executive benefits.  During the initial term or any renewal terms hereof, Brady shall be entitled to receive up to one hundred twenty (120) hours of paid vacation per calendar year (or a pro rata portion thereof based on the length of the then current term).  Brady may only carry over a number of hours of accrued but unused vacation from one calendar year to the next in accordance with the VCampus’ customary employee policy (currently a maximum of one week).

5.               Reimbursement of Expenses.  Brady is authorized to incur reasonable expenses in connection with the business of VCampus including expenses for travel and similar items.  VCampus will reimburse Brady for all such reasonable and management-approved expenses upon presentation of an itemized account of expenditures.  In particular, Brady will be entitled to receive an allowance for mobile phone expenses related to VCampus of $175.00 per month.

6.               Termination.

(a)              Termination Without Cause.  Either VCampus or Brady may terminate this Agreement without cause with thirty (30) days’ written notice to the other party.  Upon termination without cause by Brady, Brady shall receive accrued but unpaid base salary for days worked prior to termination.  If Brady is terminated without cause by VCampus, Brady will also receive accrued vacation and accrued but unpaid pro rata performance bonus, if any  for days worked prior to termination as well as the Severance Benefit described in Section 7.  If VCampus fails to provide thirty (30) days advance written notice of its intention to terminate without cause, in its sole discretion VCampus may elect to pay Brady his regular base salary in lieu of such notice for all or a portion of such notice period.

(b)             Termination for “Cause”.  VCampus may discharge Brady immediately and without any advance notice for “Cause,” which shall be limited to:

(i)                                     Brady’s gross negligence or willful misconduct that results in material harm to the financial condition, business, assets, or prospects of VCampus;

(ii)                                  the conviction of, or the entering of a plea of no contest by, Brady for a felony or crime involving moral turpitude;

(iii)                               the Board of Directors determines that Brady has engaged in theft, fraud, misappropriation or embezzlement in connection with his services for VCampus; or

(iv)                              the Board of Directors determines that Brady has repeatedly failed to carry out the reasonable directions of the Board of Directors of VCampus, which failure cannot be cured or shall not have been cured within thirty (30) days after receipt by Brady of written notice specifying in reasonable detail the failure to so carry out such directions.

If Brady is terminated for “Cause,” pursuant to subsection 6(b)(i), 6(b)(iii) or 6(b)(iv), VCampus agrees to provide Brady with written notice of the reasons for its decision to terminate his employment.  Upon receipt of such notice from VCampus, Brady’s employment with VCampus shall be temporarily suspended for a period of thirty (30) days following his receipt of such written notice (the “Suspension Period”) and he shall have thirty (30) days in which to respond to the Board of Directors.  During the Suspension Period, Brady shall continue to receive the compensation and benefits set out in Section 3(a) hereof, but Brady agrees that he shall not have any rights to vest or exercise his options during such period.  If in the sole discretion of the Board of Directors, Brady’s response to the Board of Directors’ written notice is satisfactory, Brady shall be reinstated to his position and any options held by Brady will vest as if his employment had never been suspended.

In the alternative, if, in the sole discretion of the Board of Directors, Brady’s response to the Board of Directors’ written notice is unsatisfactory for any reason whatsoever, then Brady’s employment hereunder will be terminated immediately.  Provided, however, that within thirty (30) days after such termination, Brady may elect to commence an arbitration proceeding in Reston, Virginia (or Raleigh, North Carolina) to determine whether Brady may be entitled to the Severance Benefit provided in Section 7, but not for the purpose of reinstatement.  Any such arbitration proceeding shall be conducted before a panel of arbitrators in accordance with the rules of the American Arbitration Association then in effect.  The expenses of the parties to such arbitration shall be apportioned as determined by the arbitration panel.

(c)              Termination for “Good Reason”.  Brady may terminate this Agreement for “Good Reason” (as defined below) by giving VCampus written notice of the event constituting Good Reason.  Such termination shall become effective thirty (30) days following delivery of notice thereof by Brady to VCampus.  If Brady terminates this Agreement for Good Reason, Brady shall be entitled to receive the Severance Benefit described in Section 7.

“Good Reason” shall exist if:

i. There occurs a “Change of Control” (as defined in subsection 6(c)(iv)), pursuant to which Brady exercises the option, within a ninety (90) day period commencing three (3) months after the Change of Control, to terminate his employment voluntarily;

ii.  There is a material change in Brady’s duties, titles, authority or position with VCampus, excluding isolated or insubstantial action not taken in bad faith and remedied by VCampus within thirty (30) days after receipt of notice thereof by Brady; or

iii.  There is a failure by VCampus to comply with any material provision of this Agreement and such failure has continued for a period of thirty (30) days after written notice of such failure has been given by Brady to VCampus.

iv.  For purposes of this Agreement, “Change of Control” shall mean (1) any merger, exchange offer involving VCampus’ stockholders, or sale of all or substantially all of the assets of VCampus, in each case only if the stockholders of VCampus immediately prior to such transaction own less than a majority of the voting shares of the entity surviving such transaction; and (2) a one-time change in the composition of a majority of the members of the VCampus Board of Directors.

(d)             Termination due to Death or Disability.  In the event of Brady’s death or “disability” (as defined below), this Agreement shall terminate immediately, and VCampus shall pay to Brady’s spouse or beneficiary (i) accrued but unpaid base salary through the last complete day of active employment, subject to the provisions of subsection 3(a) of this Agreement and (ii) accrued but unpaid pro rata performance bonus, if earned and approved by the Board of Directors of VCampus in accordance with subsection 3(c) of this Agreement, for days worked prior to termination.  For purposes of this Agreement, “disability” shall mean the event of Brady’s physical or mental inability (as verified by a physician selected by VCampus) to perform his essential functions hereunder, with or without reasonable accommodation, for a period of at least sixty (60) consecutive days during this Agreement.

7.               Severance Benefit.  If this Agreement is terminated (i) by VCampus under Section 6(a) hereof, or by Brady under Section 6(c) hereof, then Brady shall be entitled to receive, as his exclusive remedy for such termination, the severance benefit set forth in this Section 7 (the “Severance Benefit”).  The Severance Benefit shall equal six (6) months of Brady’s base salary and the payments of  health insurance premiums, less required withholdings.  The Severance Benefit shall be payable to Brady in equal monthly or semi-monthly installments consistent with VCampus’ normal payroll practices (the “Severance Period”), the first of such installments to be due within thirty (30) days after termination hereof.  VCampus’ obligation to pay the Severance Benefit described herein is conditioned upon Brady’s execution of a full Release of all claims that Brady may have against VCampus in a form satisfactory to VCampus.

8.               Restrictive Covenants.  In exchange for VCampus’ agreement to employ Brady on the terms set forth herein, Brady agrees that the following restrictions shall apply during Brady’s employment and for the indicated periods of time following the termination of Brady’s employment.

(a)          Non-solicitation of Customers.  During Brady’s employment with VCampus, and for the three(3) month period of time following termination or expiration of his employment by either party for any reason whatsoever, Brady agrees not to solicit business with any client or customer of VCampus (which did business with VCampus during Brady’s employment), whether or not VCampus is doing work for such client or customer as of the date of termination of Brady’s employment.

(b)         Non-solicitation of Employees.  During Brady’s employment with VCampus, and for the two (2) year period following termination or expiration of his employment by either party for any reason whatsoever, Brady agrees not to initiate contact with, solicit, entice, or attempt to entice in any form, fashion or manner any employee of VCampus for the purpose of inducing that employee to terminate his/her employment with VCampus.

(c)          Non-disclosure.  During Brady’s employment with VCampus, and for the two (2) year period following termination or expiration of his employment by either party for any reason whatsoever, Brady agrees not to disclose, or to knowingly allow any other employee to disclose, to any other person or business entity, or use for personal profit or gain, any confidential or proprietary information of VCampus, regardless of whether the same shall be or may have been originated, discovered or invented by Brady or by Brady in conjunction with others.  For purposes of this Agreement, the term “confidential or proprietary information” shall include, without limitation: the names, addresses and telephone numbers of past, present and prospective clients or customers of VCampus, as well as products, designs, business plans, proposed business development, marketing strategies, customers requirements, contractual provisions, employee capabilities, proposed marketing initiatives, pricing methods, company earnings, computer software and reporting systems; and the procedures, systems and business methods of VCampus.

(d)         Non-competition.  During Brady’s employment with VCampus, and for the three (3) month period following termination or expiration of his employment by either party for any reason whatsoever, Brady agrees that he will not:  (a) engage in, manage, operate, control or supervise, or participate in the management, operation, control or supervision of, any business or entity that provides products or services competitive with those currently provided by VCampus or those VCampus is providing as of the date of the termination or expiration of Brady’s employment with VCampus; or (b) have any ownership or financial interest, directly or indirectly, in any entity that provides products or services competitive with those currently provided by VCampus or those VCampus is providing as of the date of the termination or expiration of Brady’s employment with VCampus, including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which Brady owns less than two percent (2.0%) of the outstanding shares of such corporation), officer, director, employee, member, associate, principal, agent, representative or consultant, and shall not in any other manner, directly or indirectly, compete to any extent with such business of VCampus.

9.               Remedies for Breach.  Brady hereby acknowledges and agrees that a violation of any of the covenants set forth in Section 8 (the “Covenants”) would result in immediate and irreparable harm to VCampus, and that VCampus’ remedies at law, including, without limitation, the award of money damages, would be inadequate relief to VCampus for any such violation.  Therefore, any violation or threatened violation by Brady of the Covenants shall give VCampus the right to enforce such Covenants through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief.  Such remedies shall be cumulative and in addition to any other remedies VCampus may have, at law or in equity.

10.         Employee Representations.

(a)            No Conflict.  Brady represents and warrants to VCampus that to his knowledge, neither the execution and delivery of this Agreement, nor the performance of his duties hereunder, violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.  Brady agrees to hold harmless and indemnify VCampus in the event that of any claims against VCampus arising out of such breach.

(b)            Director and Officer Liability Insurance.  Brady represents and warrants to VCampus that:  (i) he is unaware of any act or omission that would make him ineligible to be covered under  VCampus’ Directors’ and Officers’ Liability Insurance Policy; and (ii) he is unaware of any act or omission that would materially increase VCampus’ premiums under its Directors’ and Officers’ Liability Insurance Policy.

11.         Return of VCampus Property; Assignment of Inventions.

(a)            Return of VCampus Property.  Upon the termination or expiration of Brady’s employment with VCampus for any reason, Brady shall return to VCampus all personal property belonging to VCampus  (“VCampus Property”) that is in Brady’s possession or control as of the date of such termination or expiration of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such VCampus Property contains confidential or proprietary information of VCampus as described in Section 8(c) hereof.

(b)            Assignment of Inventions.  If at any time or times during Brady’s employment, Brady shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever, or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of VCampus or that may be used in relation therewith, (ii) results from tasks assigned him by VCampus, or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by VCampus, such Developments and the benefits thereof shall immediately become the sole and absolute property of

VCampus and its assigns, and Brady shall promptly disclose to VCampus (or any persons designated by it) each such Development and hereby assigns any rights Brady may have or acquire in the Developments and benefits and/or rights resulting therefrom to VCampus and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to VCampus.

12.  Cooperation.  Upon disclosure of each Development to VCampus, Brady will during his employment and at any time thereafter, at the request and expense of VCampus, sign, execute, make and do all deeds, documents, acts and things as VCampus and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of VCampus alone (unless VCampus otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

13.  Power of Attorney.  In the event VCampus is unable, after reasonable effort, to secure Brady’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Brady’s physical or mental incapacity or for any other reason, Brady hereby irrevocably designates and appoints VCampus and its duly authorized officers and agents as Brady’s agents and attorneys-in-fact, to act for and on behalf of Brady and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analagous protection thereon with the same legal force and effect as if executed by Brady.

14. Survival.  The provisions of Sections 8, 9, 10 and 11 hereof shall survive the termination or expiration of this Agreement, regardless of the manner or cause of such termination.

15. Effect of Agreement. This Agreement sets forth the final and complete Agreement of the parties with respect to the subject matter hereof. It shall not be assigned by Brady and may not be modified except by way of a writing executed by both parties.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

16. Notices.  Any Notice, demand, or other communication required or permitted hereunder shall be deemed properly given when placed in writing and deposited in the United States Postal Service, by registered mail, postage prepaid, overnight mail or personal delivery, addressed as follows:

If to Brady:

James H.R. Brady

(at his address as shown on the records of VCampus)

If to VCampus:

VCampus Corporation

1850 Centennial Park Drive, Suite 200

Reston, VA  20191

Attn:  Chief Executive Officer

With a copy to:

Williams Mullen Maupin Taylor

Highwoods Tower One

3200 Beechleaf Court, Suite 500

Raleigh, NC 27604

Attn:  Kevin A. Prakke

17. Governing Law.  The provisions of this Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

18. Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon VCampus unless made in writing and signed by a duly authorized representative of VCampus, or upon Brady unless made in writing and signed by Brady.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their seals affixed hereto as of the day and year first above written.

VCampus Corporation

By:
Name:
Title:

(SEAL)
James H.R. Brady

Exhibit A

Performance Bonus Criteria

For

James H.R. Brady

(for the period of July 1, 2007 to Dec 31, 2007)

(TBD )

1) Reduce the cost of outside professional services by 25% from the average monthly rate during January to June period of 2007

2) Help with current financing on an as needed basis

3) Help with any acquisition necessitated as part of current round of financing

4) Help with any bridge financing

5) Leading the selection of an Accounting/ERP/CRM integrated Web-based system that meets both of our business and sales needs as well as eCommerce, Accounting, SEC Filings, Finance, and Management Reporting needs.